Exhibit 99.2	Dividend News Release Dated March 29, 2007
News from UTi
Contacts:

Lawrence R. Samuels Chief Financial Officer UTi Worldwide Inc. 310.604.3311	Angie Yang/Laurie Berman PondelWilkinson Inc. 310.279.5980 investor@pondel.com
UTi WORLDWIDE DECLARES ANNUAL DIVIDEND OF $0.06 PER SHARE
Rancho Dominguez, California — March 29, 2007 — UTi Worldwide Inc. (NASDAQ:UTIW) today announced that its Board of Directors has declared an annual cash dividend of $0.06 per share on the company’s ordinary shares, payable on May 21, 2007, to shareholders of record as of April 30, 2007.
About UTi Worldwide
UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ supply chains.
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